LEVEL JUMP FINANCIAL GROUP, INC.

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                     AND OTHER RIGHTS AND QUALIFICATIONS OF
                            SERIES C PREFERRED STOCK

                       ----------------------------------


         Pursuant to Section 607.0602 of the Florida 1989 Business Corporation Act, the Board of Directors of Level Jump Financial Group, Inc. ("Corporation") have unanimously adopted on December 6, 2000 this Amendment to the Amended and Restated Articles of Incorporation to designate the rights and preferences of the Class C Preferred Stock.

         FIRST: The name of the corporation is Level Jump Financial Group, Inc.

         SECOND: The following amendment to the Amended and Restated Articles of Incorporation was approved and adopted on December 6, 2000, as prescribed by
Section 607.0602 of the Florida 1989 Business Corporation Act, by unanimous written action of the board of directors where shares have been issued, and action by the shareholders of the Corporation was not required.

         THIRD:   This amendment is to be effective immediately upon filing.

         FOURTH: Article FOURTH of the Amended and Restated Certificate of Incorporation is further amended to add new Subsection E reading as follows:

E.    Class C Preferred Stock

         1. Designation and Amount; Stated Value. 58,000 shares of the Preferred Stock of the Corporation, par value $.0025 per share, shall constitute a class of Preferred Stock designated as "Class C Preferred Stock" ("Class C Preferred Stock").

         (b) The Class C Preferred Stock shall have a stated value of $10.00 per share ("Stated Value").

         2. Redemption Rights. The Class B Preferred Stock shall not be subject to any right of redemption by the Corporation or by the holder thereof.

         3. Dividends. The holders of shares of Class C Preferred Stock shall be entitled to non- cumulative, cash dividends at the rate of 6% per annum, as and when declared by the Board of Directors of the Corporation, from funds legally available therefore. Subject to the rights of the holders of the Class A Preferred Stock and Class B Preferred Stock of the Corporation, the Corporation shall not declare or pay any cash dividends on any Junior Securities (as hereinafter defined) until the dividends payable on the Class C Preferred Stock have been declared and paid.


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         4. Rights on Liquidation, Dissolution or Winding Up, Etc. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, as a result of which the assets of the Corporation, whether from capital, surplus or earnings, shall be made available for distribution to the stockholders of the Corporation, such assets shall be distributed in the following order of priority.

         (i) The holders of the Class C Preferred Stock and all other classes or series of any class of capital stock which rank pari passu therewith, subject to the rights of the holders of the Class A Preferred Stock and Class B Preferred Stock, shall be entitled to receive prior to and in preference to any distributions to the holders of Junior Securities (as hereinafter defined in this section) an amount equal to the Stated Value, pro rata among all such securities based on their relative rights. After the distribution of the Stated Value in respect of the Class C Preferred Stock and any other classes or series of any capital stock which rank pari passu, the remaining assets of the ---- ----- Corporation, if any, will be available for distribution to the holders of the Corporation holding Junior Securities.

         (ii) Junior Securities means the Common Stock, $.0025 par value per share ("Common Stock") of the Corporation and any other security of the Corporation not designated as ranking pari passu with the Class C Preferred Stock.

         (iii) The Corporation may issue any class or series of any class of capital stock, other than Common Stock, which rank pari passu with the Class C Preferred Stock with respect to rights on liquidation, and winding up or dissolution of the Corporation.

         5. Voting Rights. The holders of Class C Preferred Stock shall not be entitled to vote on any matter, except as may be required by law. Any amendment to this Certificate of Designations for the modification, deletion or addition of any terms of the Class C Preferred Stock may be amended by a vote of the holders of the Class C Preferred Stock or Series C Preferred Stock, as the case may be, holding a majority of the shares, voting as a single class, and only the vote of the majority of the Class C Preferred Stock shall be entitled to vote thereon. Each share of Class C Preferred Stock shall have one vote on any matter on which the series is entitled to vote.

         6. Conversion Rights.

            (a) Conversion. Each share of Class C Preferred Stock, subject to adjustment as provided hereafter, may be converted, at the option of the holder, from time to time into that number of shares of Common Stock equal to 40 shares of Common Stock.

            (b) Mechanics of Conversion. The conversion shall be deemed to have been made immediately prior to the close of business on the date of conversion of the Class C Preferred Stock which shall be the day that written notice of conversion is received by the Corporation, and the person or persons entitled to receive the Common Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date regardless of the issuance of a certificate representing the Common Stock. Upon conversion, the



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outstanding Class C Preferred Stock will be deemed converted without the necessity of surrender of the certificates representing the shares of such Class C Preferred Stock, and the certificate representing the Common Stock to be received will be issued promptly by the Corporation to the holder of record of the shares being converted and sent to the address of record.

            (c) Fractional Shares. The Corporation shall not be required to issue fractions of shares of Common Stock upon conversion of the Class C Preferred Stock. If any fractions of a share would, but for this Section, be issuable upon any conversion, in lieu of such fractional share the Company shall round up or down to the nearest whole number of shares.

            (d) Reservation of Shares. The Corporation shall reserve and shall at all times have reserved out of its authorized but unissued shares of Common Stock sufficient shares of Common Stock to permit the conversion of the then outstanding shares of the Class C Preferred Stock. All shares of Common Stock which may be issued upon conversion of shares of the Class C Preferred Stock shall be validly issued, fully paid and nonassessable.

            (e) Anti-Dilutive Adjustments.

         (i) In case the Corporation shall at any time after the date of issue of the Class C Preferred Stock (A) declare a dividend or make a distribution on Common Stock payable in Common Stock,
                  (B) subdivide or split the outstanding Common Stock, (C) combine or reclassify the outstanding Common Stock into a smaller number of shares, or (D) consolidate with, or merge with or into, any other entity or corporation, or engage in any reorganization, reclassification or recapitalization which, in the case of any such transaction, is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities, cash or other assets with respect to or in exchange for Common Stock (other than as a cash dividend or distribution declared by the Company), the number of shares of Common Stock and the kind and amount of stock, securities, cash or other assets issuable upon conversion of the Class C Preferred Stock in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization shall be adjusted so that the conversion of the Class C Preferred Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock or securities, cash and other assets which, if the Class C Preferred Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization. Such adjustment shall be made successfully whenever any event listed above shall occur.

         (ii) All calculations under this paragraph 6(e) shall be made to the nearest four decimal points.


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         (iii)    In the event that as a result of the provisions of this
                  paragraph 6(e), the holder of this Class C Preferred Stock upon subsequent conversion shall become entitled to receive any securities other than Common Stock, the number and kind of such other securities so receivable upon conversion of this Series C Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

         (iv) In connection with any consolidation with or merger with or into, any person in a transaction where the Common Stock is converted into or exchanged for securities of such person or an affiliate of such person, the Corporation covenants that the person issuing such securities will be organized and existing under the laws of a jurisdiction which allows for the issuance of preferred stock and that the Class C Preferred Stock shall be converted into or exchanged for and shall become shares of such person having in respect of such person substantially the same powers, preference and relative participating, optional or other special rights and the qualifications, limitations, or restrictions thereon that the Class C Preferred Stock had immediately prior to such transaction.

            (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the number or kind of securities into which the Class C Preferred Stock is convertible, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of record Class C Preferred Stock a written statement setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

            (g) Cancellation. In the event any shares of Class C Preferred Stock shall be canceled or converted pursuant to this Section 6 hereof, the shares so canceled or converted shall be returned to the status of authorized and unissued shares of preferred stock, without any class designation.

            (h) Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions for the Class C Preferred Stock and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of such stock against impairment.

            (i) Notices. Any notice to be given to the holders of shares of Class C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.



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         IN WITNESS WHEREOF, we have executed this Certificate of Designation this 6th day of December, 2000.

                            LEVEL JUMP FINANCIAL GROUP, INC.


                            By:
                               ----------------------------------------------
                                  Robert Landau,
                                   President


                            By:
                               ----------------------------------------------
                                   Brice Scheschuk, Secretary


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